Exhibit 99.1

For Immediate Release:

Popular, Inc. Appoints Head of Newly Created Commercial Credit Administration Group

SAN JUAN, Puerto Rico, February 15, 2012 — Popular, Inc. (NASDAQ: BPOP) announced today the appointment, effective March 15, 2012, of Ileana González as Head of the newly created Commercial Credit Administration Group. Popular also announced the appointment of Jorge J. García as Corporate Comptroller.

“This appointment recognizes Ileana’s performance in a critical function and her excellent track record at Popular where she has worked for more than 20 years,” said Richard L. Carrión, Chairman and CEO of Popular. “We are very pleased with this announcement.”

As a member of the Senior Management Team, González will lead a new group that will consolidate several divisions performing credit-management and administrative functions. González has served Popular as Corporate Comptroller since 2004, supervising the areas of Consolidation and Regulatory Reporting, Corporate Reporting and Compliance, Corporate Taxes, Corporate ALM and Budget, Corporate Systems and Management Reporting.

She graduated magna cum laude from the University of Puerto Rico and pursued graduate studies at the School of Banking at the University of Wisconsin-Madison. González also serves on the board of Nuestra Escuela, a non-for-profit organization that provides alternative education programs for young academic dropouts.

“I am honored by the appointment and look forward to fulfill my new duties to help Popular reach its strategic goals,” said González.

García succeeds González as the Corporate Comptroller and Principal Accounting Officer of the Corporation. García will report to Jorge A. Junquera, Senior Executive Vice President and Chief Financial Officer of the Corporation. García has served since June 2009 as Senior Vice President and Director of Finance and Accounting of Banco Popular North America, the Corporation’s banking subsidiary in the mainland United States. He holds a B.B.A. in accounting from the University of Iowa.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 36th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

Contact:

Investor Relations:	Media Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685	Teruca Rullán Senior Vice President Corporate Communications 787-281-5170 or 917-679-3596/mobile